Exhibit 99.6

DYAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “Dyal,” “we,” “us,” “our,” and the “Company” are intended to mean Dyal Capital Partners, the entities and personnel comprising the Dyal business of Neuberger Berman Group LLC (“Neuberger” or “Parent”), an independent, global asset management company headquartered in New York. Dyal is a division of Neuberger. The following discussion analyzes the financial condition and results of operations of Dyal.

The following discussion and analysis should be read in conjunction with the unaudited combined financial statements and the related notes and the audited combined financial statements and the related notes included herein.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and, consequently, totals may not appear to sum. Certain prior period amounts have been reclassified to conform to the current year presentation.

Our Business

Dyal is a leading capital solutions provider to large, multi-product private capital managers. Our funds seek to acquire minority equity stakes in, or provide debt financing to, established alternative asset managers worldwide (the “GP Capital Solutions”). We are expanding our existing GP Capital Solutions strategies to provide capital to our managers’ seasoned portfolio companies through co-investments or structured equity. We are also in the process of leveraging our significant experience in serving as a minority partner to alternative asset management firms by launching a strategy that will seek to acquire minority equity stakes in National Basketball Association (“NBA”) teams. All of our existing or emerging strategies make or will make, as the case may be, investments through long-term capital, permanent capital vehicles with a set of geographically diverse and high-quality investors. Our investors include a diversified mix of institutional investors globally, including prominent public and private pension funds, endowments, foundations, family offices, private banks, high net worth individuals and insurance companies in the Americas, Asia, Europe, the Middle East and Australia. Since 2010, the Dyal team has closed 61 equity and debt transactions across 52 managers. Dyal also includes a Business Services Platform, which provides strategic support in various areas to its GP Minority Equity Investments strategy’s underlying partner managers in which an equity stake is granted (“partner managers”). Dyal, including the Business Services Platform, operates primarily from New York, with personnel also located in London and Hong Kong. As of March 31, 2021, we managed approximately $24.7 billion in AUM, which reflects growth of 13.9% since March 31, 2020 and a CAGR of 11.1% since December 31, 2019. Approximately 96% of our AUM was comprised of our GP Minority Equity Investments strategy as of March 31, 2021.

GP Capital Solutions

Dyal’s GP Capital Solutions business is a leading capital solutions provider to large private capital managers. We primarily focus on acquiring equity stakes in, or providing debt financing to, large, multi-product private equity and private credit platforms. We are in the process of expanding our existing GP Capital Solutions business to provide capital to seasoned portfolio companies owned by funds that are managed by alternative asset managers that we have a pre-existing relationship with, either through our GP Minority Equity Investments or GP Debt Financing strategies. Our GP Capital Solutions business also houses our Business Services Platform, which provides strategic support to the managers that Dyal funds have an equity interest in. In addition to the GP Capital Solutions strategies, we are in the process of launching a strategy focused on acquiring minority equity stakes in NBA franchises and are planning to launch a co-investment and structured equity strategy.

Dyal operates through the following four investment strategies:

•

GP Minority Equity Investments – We build diversified portfolios of minority equity investments in institutionalized alternative asset management firms across multiple strategies, geographies, and asset classes. Our investment objective is to generate compelling cash yield by collecting a set percentage of contractually fixed management fees, a set percentage of carried interest and return on balance sheet investments made by underlying managers. We primarily focus on acquiring minority positions in large, multi-product alternative asset managers who continue to gain a disproportionate proportion of the assets flowing into private investment strategies and exhibit high levels of stability. Our inaugural funds followed a hedge fund manager-focused investment program that has since evolved into a private capital manager-focused investment program, as implemented by our later funds. Our GP Minority Equity Investments strategy is offered to investors through our closed-end permanent capital funds. A fundamental component of the fundraising efforts for our investment programs is the ability to identify and execute co-investment opportunities for our investors. We may offer, from time-to-time and in our sole discretion, co-investment opportunities in certain fund investments, generally with no management or performance-based fee. As of March 31, 2021, our funds include Dyal Fund I, a $1.3 billion fund predominately focused on hedge funds, Dyal Fund II, a $2.2 billion fund predominately focused on hedge funds, Dyal Fund III, a $5.3 billion fund focused on private capital managers, Dyal Fund IV, a $9.0 billion fund focused on private capital managers and Dyal Fund V, which is still open for investors but currently has raised $2.6 billion, and is also focused on private capital managers.

•

GP Debt Financing – This strategy focuses on originating and making collateralized, long-term debt investments, preferred equity investments and structured investments in private capital managers. We originate and invest in secured term loans that are collateralized by substantially all of the assets of a manager and subject to repayment on an accelerated basis pursuant to cash flow sweeps of set percentages of management fees, GP realization, carried interest and other fee streams of the management company in the event that certain minimum coverage ratios are not maintained. Our investment objective is to generate current income by targeting investment opportunities with attractive risk-adjusted returns. We expect that capital that the investment management businesses or fund sponsors in which our funds invest receive from these loans will be used to support business growth, fund GP commitments, and launch new strategies. This strategy allows Dyal to offer a comprehensive suite of solutions to such private managers. Our GP Debt Financing strategy has $1.0 billion of AUM as of March 31, 2021.

•

Professional Sports Minority Investments – We plan to build diversified portfolios of minority equity investments in professional sport teams. Our first endeavor in this area was creating an innovative partnership with the NBA, which has pre-approved us as a prospective buyer of NBA franchises and waived both its requirement that any minority owner own a stake in a single franchise and its limitation on any team having more than 25 individual beneficial owners. The NBA has also provided pre-approval for us to own interests in multiple NBA franchises. We believe having these approvals and waivers already established will provide selling owners with more certainty of our ability to close on any investment and will make us the buyer of choice when a minority interest in an NBA franchise becomes available. Our investments in the NBA are intended to provide low correlation to other asset classes and long-term value appreciation.

•

Co-Investment and Structured Equity – This emerging strategy will focus on providing capital to seasoned portfolio companies managed by established private capital managers, in whom we have previously invested through our GP Minority Equity Investments or GP Debt Financing strategies and potentially with which we have a business relationship. The strategy will seek to make investments that are intended to provide strategic capital for organic and inorganic growth at mid-life investments, access to potential strategic partners for knowledge and intellectual property transfer and liquidity to existing fund investors. Our investment objective is to generate compelling investment returns, similar to traditional buy-out funds but with mitigated downside risk and faster return of capital.

The Business Services Platform Overview

Dyal’s Business Services Platform provides strategic support services to current and future partner managers within the GP Minority Equity Investments strategy, including client development and marketing support, product development, talent management, consulting on business strategies and operational advisory support. The Business Services Platform is able to utilize, subject to any applicable information barriers, powerful resources when assisting Dyal’s partner managers: the Dyal team’s extensive and varied experience and Dyal’s sophisticated investor base. New partner managers entering Dyal’s portfolio, subject to any applicable information barriers, are entitled to participate in and benefit from the customized suite of services provided by Dyal’s Business Services Platform. The Business Services Platform team currently consists of professionals who each have experience working with alternative asset management firms and who are responsible for assisting partner managers in achieving their individual business objectives. Certain expenses of the Business Services Platform are reimbursed by Dyal’s private funds and this expense reimbursement is equal to the total revenue of the Business Services Platform that is reflected as revenue within administrative, transaction, and other fees.

The Business Services Platform executes projects in five key areas:

•

Client Development & Marketing Support – The Business Services Platform team focuses on, subject to any applicable information barriers, providing investor intelligence, targeting LPs for fundraising, and making qualified introductions of Dyal’s partner managers to select investors, including investors in Dyal’s funds.

•

Product Development – The Business Services Platform assists partner managers as they consider launching new products. This assistance includes providing extensive market and product opportunity analyses that define relevant peer groups, examining performance data and identifying potential target investors and barriers to entry.

•

Talent Management – The Business Services Platform seeks to deliver talent management services to partner managers. Support spans all aspects of human capital best practices across organizations. Particular areas of focus include, but are not limited to, organizational design and development, talent sourcing, and in-depth peer benchmarking.

•

Business Strategy – The Business Services Platform undertakes individualized management consulting projects such as developing firm strategic growth plans, evaluating distribution expansion options, and assessing brand development strategies. Additionally, the team provides strategic best practices advice and competitive benchmarking reports. The Business Services Platform supports partner managers with originating and consummating mergers, acquisitions and bolt-on transactions. This support may include sourcing proprietary and intermediated opportunities, reviewing a potential deal’s strategic rationale, supporting business due diligence, gathering market intelligence, and providing valuation guidance and deal structuring advice.

•

Operational Advisory – The Business Services Platform delivers support and best practices advice to our partner managers’ business operations, technology, and infrastructure functions through peer benchmarking, thought leadership and customized analysis. The team may also leverage in-house and external vendors to support their efforts and provide analysis for various partner manager projects, which may include helping their portfolio companies through the use of data science specialists, technology service firms and consultants. In addition, the team seeks to leverage a preferred provider network of service providers to assist our partners and provide additional external support.

Fee Structure

Management Fees

Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements. For the GP Minority Equity Investments strategy, the fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or as otherwise defined in the respective agreements. For the other strategies, the fees are generally determined based upon a percentage of investment cost or as otherwise defined in the respective agreements.

Administrative, Transaction and Other Fees

Administrative, transaction and other fees consist of expense reimbursements, which primarily represent expenses incurred by Dyal’s Business Services Platform in connection with the provision of strategic support to partner managers and reimbursed by Dyal’s private funds. The Business Services Platform’s reimbursed expenses are reflected as revenue. The Business Services Platform’s reimbursed expenses were $6.5 million and $5.7 million for the three months ending March 31, 2021 and March 31, 2020, respectively.

Incentive Fees

Incentive fees are calculated based on a contractual percentage of net income before realized and unrealized gains and losses of the funds above a preferred return threshold and a contractual percentage of any net realized capital gains from the funds as described within the respective agreements. The performance obligations for these revenues are satisfied over time as the services are rendered and the limited partner simultaneously receives and consumes the benefits of the services as they are performed. Dyal records its fees when the service is provided and it is probable there would not be a significant reversal of revenue.

Carried Interest

The Dyal Equity Funds provide for a distribution of carried interest. The timing and receipt of carried interest varies with the life cycle of our funds. Generally, we are entitled to carried interest payments after a return of all contributions and a preferred return to investors. Carried interest in the Dyal Equity Funds and any related co- investment or secondary-transaction vehicles will not be part of Blue Owl, however carried interest earned with respect to future Dyal funds (excluding co-investment or secondary-transaction vehicles related to the Dyal Equity Funds) will be shared with Blue Owl, which carried interest is expected to be determined in a manner similar to the Dyal Equity Funds.

Capital Invested In and Through Our Funds

To further align our interests with those of investors in our funds, we have invested the firm’s capital as have our professionals in the funds we sponsor and manage. General partner capital commitments to our funds are determined separately with respect to our funds. Dyal employee capital commitments range from 0.3% to 1.3% of the total commitments of any particular fund as of March 31, 2021. We determine the general partner capital commitments based on a variety of factors, including regulatory requirements, investor requirements, estimates regarding liquidity needed over the estimated time period during which commitments will be funded, estimates regarding the amounts of capital that may be appropriate for other opportunities or other funds we may be in the process of raising or are considering raising, prevailing industry standards with respect to sponsor commitments and our general working capital requirements. Our general partner capital commitments have historically been funded with cash, which may initially have been funded by Neuberger for administrative purposes and then directly by our professionals. The general partner commitments and the proceeds therefrom with respect to the Dyal Equity Funds and related co-investment vehicles will not be an asset of Blue Owl upon completion of the Business Combination. A portion of the general partner commitment to the Dyal Financing Fund and for future Dyal funds will be a Blue Owl asset upon completion of the Business Combination.

COVID-19 and Our Response

2020 was a challenging year for markets around the world due to the ongoing impact of the COVID-19 pandemic. Following a historic decline in March 2020, the global capital markets rallied as investor sentiment was encouraged by global central bank support and the gradual re-opening of economies, among other things.

Corporate performance and earnings across many industries continue to be impacted by the COVID-19 pandemic. Despite significant lingering health concerns, certain companies are rebounding more quickly than expected; however, performance and earnings are still well below pre-pandemic levels. As opposed to the broad-based sell-off in the first quarter, distressed activity in the second and third quarters was more industry and/or company specific. At the same time, transaction activity in the traditional private equity buyout market is beginning to resume. Furthermore, access to the capital markets is selectively re-opening for high quality businesses and the market for initial public offerings returned beginning in the second half of the second quarter.

The worldwide outbreak of COVID-19 has disrupted global travel and supply chains, and has adversely impacted commercial activity in many industries, including travel, hospitality and entertainment. It has also significantly negatively impacted global growth. While certain geographies are experiencing declining infection levels and are reopening businesses, others are seeing persistent or accelerating levels. The continued rapid development of this situation and uncertainty regarding potential economic recovery precludes any prediction as to the ultimate adverse impact of COVID-19 on economic and market conditions.

While COVID-19 has created unparalleled challenges driven, first and foremost, by a public health crisis, we believe the Dyal funds are performing well due to the Dyal partner managers’ ability to continue fundraising and their underlying portfolios’ ongoing performance. As primarily human capital businesses, Dyal’s and our partner managers’ business continuity plans went into effect with no reported material issues. At the onset of the crisis, partner managers completed a thorough review of their respective portfolios on a name-by-name basis identifying liquidity needs, covenant and debt maturities, and assessing capital and operational expenditures, revenue outlook and near-term actions to be taken. Just as partner managers reviewed their portfolios, Dyal also identified any of our Funds’ potential liquidity needs and continued to act as a strategic, and potentially financial, resource to our partner managers during these unprecedented times.

With Dyal’s private capital partner managers having access to significant levels of capital to invest, over $185 billion across the Dyal platform as of March 31, 2020, approximately $230 billion across the Dyal platform as of June 30, 2020 and approximately $220 billion across the Dyal platform as of September 30, 2020, partner managers were able to and continue to take advantage of dislocations in the marketplace, notably through toeholds in public equities, distressed-for-control scenarios, niche dislocation plays, and compelling investment opportunities. We believe the unique investment environment as a result of the COVID-19 pandemic continues to elevate alternative managers’ brand recognition and promote continued disproportionate fundraising by bigger, institutionalized managers with a loyal and large existing investor base. When overlaid with a larger secular trend that has occurred since the 2008 financial crisis whereby an increasing proportion of capital has flowed to the largest managers, we believe that established firms, like those found in the Dyal portfolio, will continue to increase their fundraising advantage against their smaller competitors in a largely “virtual” fundraising environment. While there are many dynamics at play, we believe the current environment remains constructive for alternative investments, and specifically Dyal’s partner managers, relative to both its recent past and other asset classes.

Trends Affecting Our Business

We believe that our business and financial model contribute to the stability of our performance throughout market cycles. As of March 31, 2021, 100% of our AUM was in permanent capital vehicles. Our products have a stable base of committed capital enabling us to invest in assets with a long-term focus over different points in a market cycle and to take advantage of market volatility. Historically, the vast majority of our revenue has been derived from contractual, locked-in management fees, which are not subject to market volatility. We have a diversified range of investment strategies, and within our largest GP Minority Equity Investments strategy, our portfolios are further diversified across investment strategies, fund vintages, geographies, sectors, and enterprise values. However, our results of operations are affected by a variety of factors, particularly in the United States given the location of most of our partner managers, but also globally, including conditions in the global financial markets and the economic and political environments.

In addition to the aforementioned macroeconomic and sector-specific trends, we believe our future performance will be influenced by the following factors:

The extent to which investors favor alternative investments. Our ability to attract new capital is dependent on investors’ views of alternative investments relative to traditional asset classes. We believe fundraising efforts will continue to be impacted by certain fundamental asset management trends that include: (i) the increasing importance and market share of alternative investment strategies to investors of all types as investors focus on lower-correlated and higher absolute levels of return, (ii) increasing demand for alternative assets from retail investors, (iii) shifting asset allocation policies of institutional investors, (iv) de-leveraging of the global banking system, bank consolidation and increased regulatory requirements and (v) increasing barriers to entry and growth. In addition to driving our own ability to attract new capital, those trends will also impact the ability of our funds’ underlying GPs to retain and attract new capital, which in turn impacts our investment performance and ability to grow.

The attractiveness of our product offerings to a growing base of investors. Within the alternative investment universe, the GP Minority Investments strategy has grown into its own asset class. According to Preqin, total capital raised across the strategy has more than tripled from 2015-2019, compared to the five years prior. This has in part been driven by a growing demand for products offering strong cash yields, particularly among defined contribution plans, insurance companies and retail investors, and a recognition of the diversification benefits that our strategy offers. Dyal has been a beneficiary of those trends, having attracted more than 40% of new capital raised across the strategy from 2015-2019 based on Preqin data. Our future growth is dependent on our continued ability to successfully capitalize on these trends and continue to extend our reach with investors.

Our ability to generate strong, stable returns. The stability and strength of our investment performance is a significant factor in investors’ willingness to allocate capital to us. The new capital we are able to raise drives the growth of our fee-paying AUM and management fees. Although our fee-paying AUM and management fees have grown significantly since our inception, adverse market conditions or an outflow of capital in the alternative investments industry in general could affect our general growth rate. In addition, market dislocations, contractions or volatility could put pressure on our returns in the future which could in turn affect our fundraising abilities.

Our successful deployment of capital into attractive investments. The continued growth in our fee-paying AUM and revenues is dependent on our ability to identify attractive investments and deploy the capital we have raised. We believe our strategies target a large investible universe with attractive investment dynamics. However, our ability to identify attractive investments and execute on those investments is dependent on a number of factors, including general macroeconomic conditions, general political conditions, market conditions, and valuation, size, and liquidity of such investment opportunities, as well as our competitive positioning in the market. A significant decrease in the quality or quantity of potential opportunities, or our ability to execute on these opportunities, could adversely affect our ability to deploy our capital.

Our ability to maintain our leading competitive position. There has been a trend amongst alternative investors to consolidate the number of general partners in which they invest, which has driven a disproportionate amount of assets to large managers. We believe we have several competitive and structural advantages that position us as a preferred partner within this segment of the alternative asset management landscape. We expect these advantages enable us to provide unique access to asset classes that are traditionally difficult to access to our investors, and a differentiated value proposition to our partner managers. Our ability to attract and successfully deploy capital in the future is dependent on maintaining our leading competitive positioning in our target markets.

Our ability to launch new strategies and products. We have taken a diligent and deliberate approach to product expansion to serve the needs of our ecosystem while delivering an attractive value proposition and strong performance to our investors. We are currently in the market fundraising for two new strategies: Dyal HomeCourt Partners and Strategic Capital. Our growth is dependent on our ability to successfully attract and deploy capital, and subsequently scale these strategies. The successful launch of our new strategies and products is dependent on a number of factors, some of which are beyond our control, including, but not limited to: general macroeconomic conditions, general political conditions, market conditions, demand from investors, competition, availability of capital or financing, and legal or regulatory developments.

Managing Business Performance and Key Financial Measures

Non-GAAP Financial Measures

Fee related earnings, or “FRE”, is used to assess our operating performance by determining whether recurring revenue, primarily consisting of management fees, is sufficient to cover operating expenses and to generate profits. FRE is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. FRE differs from income before taxes computed in accordance with GAAP as it adjusts for equity-based compensation, non- controlling interests in subsidiaries of the Company and certain other items that we believe reflects our operating performance. Other than for Owl Rock, the calculation of FRE also adjusts for performance income, performance related compensation and investment net gains (losses). Management believes that adding these adjustments assists in clarifying stable and predictable cash flows that cover operating expenses and lead to the generation of profits.

Distributable earnings, or “DE”, is used to assess performance and amounts available for dividends to members. DE is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. Distributable Earnings is FRE less current income taxes and (other than with respect to Owl Rock) includes net realized gains, realized performance income and performance related compensation. DE differs from income before taxes computed in accordance with GAAP as it adjusts for certain items that we believe are indicative of our ability to make our dividend payments. Our presentation of DE represents our operating performance, as further adjusted for performance income and performance related compensation, as applicable. Management believes that these adjustments enable investors to better understand the Company’s earnings that are available for distribution.

Adjusted EBITDA is used to assess the Company’s ability to service its borrowings. Adjusted EBITDA is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss) before income taxes. Adjusted EBITDA represents Distributable Earnings plus (a) interest expense, income tax expense (benefits), and (c) depreciation and amortization.

Adjusted Revenues are used to assess the net revenue expected to be received by the Company. Adjusted Revenues is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of total revenues, net. Adjusted Revenues differ from total revenues computed in accordance with GAAP by excluding reimbursed expenses and dealer manager revenues, if applicable, that have an offsetting amount included within expenses on the consolidated and combined statement of operations.

Adjusted Compensation is used to assess the net cash settled compensation to be paid by the Company. Adjusted Compensation is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of compensation and benefits. Adjusted Compensation differs from compensation and benefits computed in accordance with GAAP as it excludes equity compensation expense and compensation and benefits reimbursed through the receipt of administrative revenues. The administrative revenues reflect allocable compensation and expenses incurred by certain professionals of the Company and reimbursed by products managed by the Company.

We use FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation as non-GAAP measures to assess and track our performance. These are non-GAAP financial measure supplements and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Combined Results of Operations ” and are prepared in accordance with GAAP. For the specific components and calculations of these non-GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “Dyal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations —Reconciliation of Combined GAAP Financial Measures to Certain Non-GAAP Measures”.

Operating Metrics

We monitor certain operating metrics that are common to the alternative asset management industry, which are discussed below.

Assets Under Management

Assets under management (“AUM”) refers to the total capital commitments to our funds and co-investments. We view AUM as a metric to measure our ability to attract clients for our investment strategies. As of March 31, 2021, we managed approximately $24.7 billion in AUM.

	GP Minority Equity Investments	GP Debt Financing	Total
($ amounts in millions)
AUM at December 31, 2020	$22,814	$1,010	$23,825
Net change to total commitments	913	—	913

AUM at March 31, 2021	$23,727	$1,010	$24,737

Average AUM	$23,271	$1,010	$24,281

	GP Minority Equity Investments	GP Debt Financing	Total
($ amounts in millions)
AUM at December 31, 2019	$20,685	$1,010	$21,695
Net change to total commitments	15	—	15

AUM at March 31, 2020	$20,700	$1,010	$21,710

Average AUM	$20,692	$1,010	$21,703

For the three months ended March 31, 2021, AUM grew 3.8%, or $913 million, which was driven by additional closes of Dyal Fund V. For the three months ended March 31, 2020 AUM grew 0.1%, or $15 million, which was driven by additional co-investment commitments related to Dyal Fund IV.

Fee Paying Assets Under Management

Fee Paying Assets Under Management (“FPAUM”) refers to the sum of the investor capital base from which Dyal earns management fees and/or performance income, which varies among the Dyal funds. For Dyal’s GP Minority Equity Investments strategy, fee paying AUM is generally equal to capital commitments during the investment period and the cost of unrealized investments after the investment period. For Dyal’s other strategies, fee paying AUM is generally equal to investment cost. The investor capital base upon which fees are charged is defined within the respective agreements. As of March 31, 2021, total fee paying AUM was $18.6 billion.

The tables below present rollforwards of our total fee paying AUM by investment strategy:

	GP Minority Equity Investments	GP Debt Financing	Total
($ amounts in millions)
Fee Paying AUM at December 31, 2020	$17,166	$558	$17,724
Net change to fee paying investor capital base	734	179	913

Fee Paying AUM at March 31, 2021	$17,900	$737	$18,637

Average Fee Paying AUM	$17,533	$648	$18,181

	GP Minority Equity Investments	GP Debt Financing	Total
($ amounts in millions)
Fee Paying AUM at December 31, 2019	$17,251	$295	$17,546
Net change to fee paying investor capital base	5	—	5

Fee Paying AUM at March 31, 2020	$17,256	$295	$17,551

Average Fee Paying AUM	$17,254	$295	$17,548

For the three months ended March 31, 2021, fee paying AUM grew 5.1%, or $913 million, which was driven by additional investments made within our GP Debt Financing Strategy and $734 million of new fee paying commitments for Dyal Fund V. For the three months ended March 31, 2020, fee paying AUM grew by $5 million in Dyal Fund II.

AUM not yet paying fees

Our AUM not yet paying fees refers to AUM that is not currently paying fees and is eligible to earn management fees and/or performance income upon deployment. As of March 31, 2021, total AUM not yet paying fees was $2.1 billion.

AUM that does not pay fees

Our AUM that does not pay fees refers to AUM that is not currently paying management, incentive fees and is not eligible to earn management and/or incentive fees upon deployment. As of March 31, 2021, total AUM that does not pay fees was $4.0 billion.

The table below presents a summary of our total AUM disaggregated by fee paying AUM, AUM not yet paying fees and AUM that does not pay fees:

Our calculations of AUM and fee paying AUM may differ from the calculation methodologies of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers. In addition, our calculation of AUM includes commitments to our products from the general partner and its affiliates, regardless of whether such commitments are subject to fees. Our definitions of AUM and fee paying AUM are not based on any definition of AUM and fee paying AUM that is set forth in the agreements governing the investment funds and products that we manage.

Product Performance Metrics

	LP Contribution Date of Initial Investment	Dollars in Millions
		LP Commitments	LP Contributions	LP Distributions	NAV	Net IRR	Net TVPI	Net DPI
Actual as of December 31, 2020[1]
Dyal I	11/22/2011	1,274	1,248	583	618	-0.8%	0.96x	0.47x
Dyal II	12/29/2014	2,139	1,846	336	1,495	-0.3%	0.99x	0.18x
Dyal III	6/26/2015	5,279	3,241	2,266	3,958	25.1%	1.92x	0.70x
Dyal IV	6/11/2018	8,920	2,787	498	3,494	69.1%	1.43x	0.18x

1.	Contributions (Called Capital), Distributions (Cash Distributed) and NAV figures as well as performance metrics are exclusive of GP activity.

Product performance information is included throughout this discussion with analysis to facilitate an understanding of our results of operations for the periods presented. We do not present product performance metrics for products with less than two years of investment performance from the date of the product’s first investment or for our co-investment funds related to our GP Minority Equity Investments strategy. The performance information reflected in this discussion and analysis is not indicative of our overall performance. An investment in Blue Owl is not an investment in any of our products. Past performance is not indicative of future results. As with any investment there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of these products or our other existing and future funds will achieve similar returns.

Net internal rate of return (“Net IRR”) is computed based on inception-to-date contributions on the dates they were due and distributions on the dates they were paid and the limited partners’ aggregate capital accounts as of December 31, 2020. Net IRR shown is net of applicable fees and expenses based upon the net asset value as of December 31, 2020.

Net Distributions-to-Paid-In (“Net DPI”) is provided for the total portfolio and not for each investment as non-transaction-specific expenses and fees are levied on the total portfolio and not on an investment-by-investment basis. Net DPI is presented on a cumulative basis and is not annualized. Net DPI formula: (Cash Distributed) / (Called Capital) as of December 31, 2020.

Net Total-Value-to-Paid-In (“Net TVPI”) is provided for the total portfolio and not for each investment as non-transaction-specific expenses and fees are levied on the total portfolio and not on an investment-by-investment basis. Net TVPI formula: (Cash Distributed + NAV) / (Called Capital) as of December 31, 2020.

Components of Combined Results of Operations

Revenues

Contractual Revenues

Revenues primarily consist of management fees, incentive fees and reimbursed expenses.

Management fees, net – Management fees are derived from investment management services provided to private funds and are payable quarterly or semi-annually, at the beginning or end of the service period. Management fees are determined by contractual agreements which require us to provide investment management services, which represents a performance obligation that Dyal satisfies over time. For the GP Minority Equity Investments strategy, the fees are generally determined based upon a percentage of capital committed during the investment period, and thereafter generally based on the cost of unrealized investments; or as otherwise defined in the respective agreements. For the other strategies, the fees are generally determined based upon a percentage of investment cost or as otherwise defined in the respective agreements. Management fees are presented net of fund overages, fee waivers and economic sharing arrangements on the statements of operation.

Incentive fees– Incentive fees are calculated based on a contractual percentage of net income before realized and unrealized gains and losses of the funds above a preferred return threshold and a contractual percentage of any net realized capital gains from the funds as described within the respective agreements. The performance obligations for these revenues are satisfied over time as the services are rendered and the limited partner simultaneously receives and consumes the benefits of the services as they are performed. Dyal records its fees when the service is provided and it is probable there would not be a significant reversal of revenue. Incentive fees receivable by Dyal are recorded in the incentive fees line item on the combined statements of financial condition.

Administrative, transaction and other fees – Administrative, transaction and other fees primarily consists of expenses incurred by Dyal’s Business Services Platform and reimbursed by Dyal’s private funds in connection with the provision of strategic support to partner managers.

Non-Contractual Revenues

Net gains (losses) from investment activities

Net gains (losses) from investment activities represent the unrealized and realized gains and losses on the equity method investments.

Expenses

Compensation and Benefits

Compensation generally includes salaries, bonuses, employee benefits, employer-related payroll taxes. Bonuses are accrued over the service period to which they relate.

General, administrative, and other

General, administrative, and other expenses include costs primarily related to placement fees, rent, information technology, professional fees, business development and other general operating items.

Net Gains (losses) from Investment Activities

Net gains (losses) from investment activities represent the unrealized and realized gains and losses on investments.

Results of Operations

Combined Results of Operations – Three months ended March 31, 2021 compared to three months ended March 31, 2020

The following table presents the results of operations for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Revenues
Management fees, net	$75,472	$70,607	$4,865	7%
Administrative, transaction and other fees	6,520	5,821	699	12%

Total revenues	81,992	76,428	5,564	7%
Operating expenses
Compensation and benefits	55,323	47,578	7,745	16%
General, administrative, and other expenses	14,026	6,913	7,113	103%

Total operating expenses	69,349	54,491	14,858	27%

Operating income	12,643	21,937	(9,294)	-42%
Net gains (losses) from investment activities	2,314	(85)	2,399	NM

Income before income tax expense	14,957	21,852	(6,895)	-32%
Income tax expense (benefit)	2,181	1,984	197	10%

Net income	12,776	19,868	(7,092)	-36%
Net gain (loss) attributable to non-controlling interests	144	(454)	598	NM

Net income attributable to Dyal	$12,632	$20,322	$(7,690)	-38%

NM - Not Meaningful

Revenues

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Management fees, net. Total management fees, net increased $4.9 million, or 7%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. $7.6 million was related to the launch of Dyal Fund V and $1.0 million was related to additional investments made by our GP Debt Financing strategy. This was partially offset by $3.8 million of management fee step downs in Dyal Fund I and Dyal Fund II.

Administrative, transaction and other fees. Administrative, transaction and other fees increased $0.7 million, or 12%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to the growth of the Business Services Platform team during that period.

Expenses

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Compensation and benefits. Compensation and benefits increased $7.7 million, or 16%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, due to higher management fees, the growth of the Business Services Platform and equity based compensation.

General, administrative, and other expenses. General, administrative, and other expenses increased $7.1 million, or 103%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The net increase was primarily driven by higher distribution expenses and professional fees, partially offset by lower business development expenses, which were impacted by COVID-19 travel restrictions.

Net Gains (losses) from Investment Activities

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Net gains (losses) from investment activities. Net gains (losses) from investment activities increased $2.4 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to fair value changes in the investments.

Income Taxes

Three Months Ended March 31, 2021 Compared to Three Months Ended March 21, 2020

Income tax expense (benefit). Income tax expense increased $0.2 million, or 10%, for the three months ended March 31, 2021 compared to the three months ended March 30, 2020, primarily due to an increase in non-deductible partner compensation expense for Unincorporated Business Tax (“UBT”) purposes, and foreign taxable income subject to higher statutory tax rates.

Reconciliation of Combined GAAP Financial Measures to Certain Non-GAAP Measures

We use FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation as non-GAAP measures to assess and track our performance. The following table presents the reconciliation of net income (loss) before taxes as reported in the combined statements of operations to FRE, DE, Adjusted EBITDA, Adjusted Revenues and Adjusted Compensation ($ in thousands):

	Three Months Ended March 31,
	2021	2020
Income before income tax expense	$14,957	$21,852
Adjustments:
Equity based compensation	4,500	—
Net (gains) losses from investment activities	(2,314)	85

Fee Related Earnings	$17,143	$21,937

Fee Related Earnings	$17,143	$21,937
Adjustments:
Net realized gains	1,119	249
Current income tax (expense) benefit	(2,353)	(1,968)

Distributable Earnings	$15,909	$20,218

Distributable Earnings	$15,909	$20,218
Current income tax expense (benefit)	2,353	1,968

Adjusted EBITDA	$18,262	$22,186

Total revenues	$81,992	$76,428
Adjustments:
Administrative, transaction and other fees	(6,520)	(5,821)

Adjusted Revenues	$75,472	$70,607

Compensation and benefits	$55,323	$47,578
Adjustments:
Equity based compensation	(4,500)	—
Business Services Platform reimbursed compensation and benefits	(6,648)	(5,491)

Adjusted Compensation	$44,175	$42,087

Liquidity and Capital Resources

Sources and Uses of Liquidity

Dyal historically participated in Neuberger’s centralized cash management system. Under this system, on a daily basis, any excess cash generated by Dyal is transferred to Neuberger and any additional daily cash flow needs are funded by Neuberger. As such, Neuberger benefits from the positive cash flow Dyal generates, and Neuberger also provides Dyal with sufficient daily liquidity to fund its ongoing cash needs. As a result, Dyal has historically required minimal cash on hand.

Neuberger manages its long-term debt obligations based on the needs of its entire portfolio of businesses. Long-term debt of Neuberger and related interest expense are not allocated to Dyal.

Neuberger uses a centralized approach to cash management and financing. Accordingly, Neuberger’s cash has not been assigned to Dyal for any of the periods presented because those cash balances are not directly attributable to Dyal. Transactions between Neuberger and Dyal are deemed to have been settled through Neuberger’s net investment in Dyal. The net effect of the deemed settled transactions is reflected in the combined statements of cash flows as net transfer from Neuberger within financing activities and in the combined statements of financial condition as the Neuberger net investment.

Cash Flows

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

	Three Months Ended March 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Net cash used in operating activities	$(98,961)	$(135,809)	$36,848	27%
Net cash used in investing activities	(520)	(830)	310	37%
Net cash provided by financing activities	99,481	136,549	(37,068)	-27%

Net change in cash and cash equivalents	$—	$(90)	$90	100%

Operating Activities

	Three Months Ended March 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Cash flows from operating activities:
Net income	$12,776	$19,868	$(7,092)	-36%
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Net (gains) losses from investment activities	(2,314)	85	(2,399)	NM
Equity based compensation	4,500	—	4,500	NM
Cash flows due to changes in operating assets and liabilities:
Management fees receivable, net	(17,004)	(30,126)	13,122	44%
Due from affiliates	(8,818)	(7,425)	(1,393)	-19%
Incentive fees receivable	2,236	—	2,236	NM
Prepaid assets	21,000	—	21,000	NM
Other assets	1,332	18	1,314	NM
Accrued compensation and benefits	(120,755)	(115,933)	(4,822)	-4%
Accrued expenses and other payables	6,953	(2,545)	9,498	NM
Distributions from equity method investments	1,133	249	884	NM

Net cash used in operating activities	$(98,961)	$(135,809)	$36,848	27%

Net cash used in Dyal’s operating activities decreased from $135.8 million for the three months ended March 31, 2020 to $99.0 million for the three months ended March 31, 2021, primarily due to the timing of management fee receivable collections, as well as distribution payments and compensation payments, including equity based compensation and compensation paid in advance in 2020, which is included in prepaid assets.

Investing Activities

	Three Months Ended March 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Cash flows from investing activities:
Purchases of equity method investments	$(520)	$(830)	$310	37%

Net cash used in investing activities	$(520)	$(830)	$310	37%

Net cash used in investing activities was $0.5 million and $0.8 million for the three months ended March 31, 2021 and 2020, respectively. The change of $0.3 million from the three months ended March 31, 2021 compared to the three months ended March 31, 2020 was due to less capital calls from the underlying funds.

Financing Activities

	Three Months Ended March 31,		Favorable (Unfavorable)
	2021	2020	$ Change	% Change
Cash flows from financing activities:
Distributions to non-controlling interests	$—	$(2)	$2	100%
Net transfer from Parent	99,481	136,551	(37,070)	-27%

Net cash provided by financing activities	$99,481	$136,549	$(37,068)	-27%

Net cash provided by Dyal’s financing activities for the three months ended March 31, 2021 was composed of net transfer of cash from Neuberger. Net parent investment reflects the impact of transactions with Neuberger. Such transactions are recorded as Net transfer from Neuberger within the combined statements of changes in equity and within the financing section of the combined statements of cash flows.

Contractual Obligations, Commitments and Contingencies

	As at March 31,
	2021	2020
Dollars in Millions
Dyal Obligations
Unfunded Capital Commitments	$9.5	$14.1
Part of Blue Owl	2.7	7.1

Dyal has various commitments and contingencies, including as a general partner or limited partner of private funds. At March 31, 2021 and March 31, 2020, Dyal including certain of its employees, had unfunded capital commitments of $9.5 million and $14.1 million, respectively, of which $2.7 million and $7.1 million, respectively, will be part of Blue Owl.

Dyal or Dyal’s private funds may be involved, from time to time, in judicial, regulatory and arbitration proceedings or investigations concerning matters arising in connection with the conduct of its business. Dyal recognizes liabilities for contingencies when there is an exposure that, when analyzed, indicates it is both probable that a liability will be incurred and the amount of such liability can be reasonably estimated. When a range of probable liability can be estimated, Dyal accrues the amount it has determined it is most likely to incur. If the amount is not determinable, Dyal accrues the minimum of the range of probable loss. In 2018, Dyal recorded $2.7 million of expenses related to a settlement of the Company’s prior investment adviser with the U.S. Securities and Exchange Commission involving certain reimbursable expenses of certain of Dyal’s private funds.

Neuberger indemnifies the officers, directors and employees affiliated with Dyal against liabilities arising from the administration and performance of their duties on behalf of Dyal, subject to customary exclusions. Dyal’s maximum exposure under these arrangements is unknown and not currently measurable, as any such indemnification would only be required if specified claims against Dyal are made in the future.

Off-Balance Sheet Arrangements

Dyal does not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our combined financial statements.

Recent Accounting Pronouncements

Information regarding recent accounting pronouncements and their impact on Dyal can be found in “Note 2. Summary of Significant Accounting Policies,” in the “Notes to the Combined Financial Statements” included in this Current Report on Form 8-K.

Critical Accounting Estimates

We prepare our combined financial statements in accordance with U.S. GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our combined financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the COVID-19 pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies, see “Note 2. Summary of Significant Accounting Policies,” to our combined financial statements included in this Current Report on Form 8-K.

Principles of Consolidation

We consolidate entities based on either a variable interest model or voting interest model. As such, for entities that are determined to be variable interest entities (“VIEs”), we consolidate those entities where we have both significant economics and the power to direct the activities of the entity that impact economic performance. For limited partnerships and similar entities evaluated under the voting interest model, we do not consolidate those entities for which we act as the general partner unless we hold a majority voting interest.

The consolidation guidance requires qualitative and quantitative analysis to determine whether our involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related income), would give us a controlling financial interest. This analysis requires judgment. These judgments include: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties’ equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity and (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related-party group is most closely associated with a VIE and hence would be deemed the primary beneficiary.

Revenue Recognition

We recognize revenue in accordance with ASC 606. Revenue is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

Equity Based Compensation

Compensation cost relating to the issuance of share-based payment awards to employees is measured at the fair value of the awards on the grant date, the estimation of which requires the use of complex and subjective judgments and assumptions.

Income Taxes

The Company is treated as a partnership for U.S. tax purposes and as such is not subject to federal or state income tax but is subject to New York City Unincorporated Business Tax (NYC UBT). The Company is not itself a taxpayer. Instead, its partners are subject to tax on the results of its operations in the jurisdictions in which they operate.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on the amount of the Company’s future taxable income. When evaluating the realizability of deferred tax assets, all evidence —both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences and tax planning strategies.

GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the combined financial statements. We recognize interest and penalties, if any, related to unrecognized tax benefits as general, administrative and other expenses in the combined statements of income. If recognized, the entire amount of unrecognized tax positions would be recorded as a reduction in the provision for income taxes.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk is related to our role as general partner or investment adviser to our investment products and the sensitivity to movements in the fair value of their investments, including the effect on management fees, performance income and investment gains or losses. Uncertainty with respect to the economic effects of the COVID-19 pandemic has introduced significant volatility in the financial markets, and the effects of this volatility could materially impact our market risks, including those listed below. For additional information concerning the COVID-19 pandemic and its potential impact on our business and our operating results, see “Risk Factors” in this Current Report on Form 8-K.

In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including price risk, interest- rate risk, access to and cost of financing risk, liquidity risk, counterparty risk and foreign exchange-rate risk.

Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our investment approach, investment strategies, fundraising practices or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit or financial market dislocations.

Market Risk

Our predominant exposure to market risk is related to our role as investment manager and general partner for our funds and the sensitivity to movements in the fair value of their investments. Our direct investments in the funds also expose us to market risk whereby movements in the fair values of the underlying investments will increase or decrease the net gains (losses) from investment activities from equity method investments.

The fair value of our financial assets and liabilities of our funds may fluctuate in response to changes in the value of investments, foreign exchange, commodities and interest rates. The net effect of these fair value changes impacts the gains and losses from investments in our combined statements of operations and may affect the incentive fees related to our GP Debt Financing strategy.

Our management fees are generally calculated as a percentage of committed capital or investment cost as described under “ —Fee Structure”. Accordingly, movements in the fair value of investments do not significantly affect the amount of fees we may charge in our funds. To the extent that management fees are calculated based on investment cost of the fund’s investments, the amount of fees that we may charge will increase or decrease from the effect of changes in the cost basis of the fund’s investments, including potential impairment losses.

Interest Rate Risk

Certain funds hold debt investments that generate interest income based on variable interest rates. We are exposed to interest rate risk relating to investments that generate yield since these debt investments earn income based on variable interest rates, which impact the amount of performance income generated. However, the contractual interest rate structure for a large portion of our debt investments bearing variable rates have “floors,” which establish a minimum rate of interest that will be earned. For these investments, a decrease in variable interest rates could materially impact the amount of interest income earned and the incentive fees on these funds.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.